Exhibit 99.1
Pliant Therapeutics Provides Corporate Update and Reports First Quarter 2026 Financial Results
First participant dosed in FORTIFY, a Phase 1b indication expansion trial of PLN-101095

Oral presentation at AACR 2026 featured updated data from Phase 1 trial of PLN-101095 showing deepening of confirmed responses in checkpoint inhibitor-refractory solid tumors

PLN-101095 spotlighted as novel IO approach as part of AACR's 2026 Highlights Plenary Session

SOUTH SAN FRANCISCO, CA., May 11, 2026 - Pliant Therapeutics, Inc. (Nasdaq: PLRX), a clinical-stage biotechnology company focused on the discovery and development of integrin-based therapeutics, today provided a corporate update and reported first quarter 2026 financial results.

“In the first quarter, our team showcased its clinical development capabilities, initiating FORTIFY, the Phase 1b trial of PLN-101095, ahead of schedule and dosing the first patient in April,” said Bernard Coulie, M.D., Ph.D., President and Chief Executive Officer of Pliant. “We were excited to highlight encouraging recent data from the Phase 1a trial of PLN-101095 at AACR showing deepening responses and increasing time on treatment. The team continues to make progress on pipeline programs emerging from Pliant's proprietary integrin platform while evaluating opportunities to expand our clinical-stage pipeline.”
Oncology Program
PLN-101095 is an oral, small molecule, dual selective inhibitor of αvβ8 and αvβ1 integrins designed to overcome checkpoint resistance by blocking TGF-β activation in the tumor microenvironment. Pliant is currently conducting a Phase 1a/1b open-label, dose-escalation and indication expansion trial (NCT0670706) to evaluate the safety, tolerability, pharmacokinetics, and preliminary evidence of antitumor activity of PLN-101095, as monotherapy and in combination with pembrolizumab, in patients with immune checkpoint inhibitor (ICI)-refractory advanced or metastatic solid tumors.

•FORTIFY, a Phase 1b indication expansion trial, enrolling and dosing patients. In April, the Company announced the dosing of its first participant in the FORTIFY Phase 1b indication expansion trial. The Phase 1b open-label, single dose trial will enroll three cohorts of patients including non-small cell lung cancer (NSCLC), clear cell renal cell carcinoma and a subset of tumors with high tumor mutational burden. Tumor selection was based on data from the Phase 1 trial, as well as strong mechanistic rationale for integrin inhibition. Patients will be treated for 14 days with PLN-101095 dosed at 1,000 mg twice daily as monotherapy, after which pembrolizumab will be added as combination therapy. Enrollment is underway with interim data expected in 2027.

•Oral presentation at AACR of updated Phase 1 data from PLN-101095 highlighted deepening of confirmed responses. In April, at the Clinical Trials Mini Symposium of the American Association for Cancer Research (AACR) 2026 Annual Meeting, the Company announced positive updated data from its Phase 1 trial of PLN-101095. Results showed that, in a heavily pretreated patient population, PLN-101095 demonstrated anti-tumor activity in combination with pembrolizumab, an FDA-approved ICI. One confirmed overall complete response, two confirmed overall partial responses, including one patient with a complete response of baseline target lesions, and one unconfirmed partial response were reported. These clinical responses were observed in patients with cholangiocarcinoma, NSCLC, melanoma and head and neck squamous cell carcinoma, respectively. All responding patients showed large increases in plasma interferon gamma (IFN-γ) after 14 days of monotherapy with PLN-101095 prior to the addition of pembrolizumab. At Week 10, all responders maintained more than a 2-fold increase in IFN-γ. No non-responders showed meaningful increases in plasma IFN- γ. PLN-101095 was generally well tolerated across all doses tested. IFN-γ is known to play a multifaceted role in modulating anti-tumor immunity, with increased tumor expression levels having previously been linked with better outcomes from immune checkpoint blockade. In addition to IFN- γ increases, all responding patients showed elevated plasma PD-L1 levels, known to be induced by increased IFN-γ and a predictor of an improved ICI response. Additionally, PLN-101095 was spotlighted as a novel immunotherapy approach as part of AACR’s 2026 Annual Meeting Highlights Plenary Session.

Integrin-Targeted Delivery Platform

•Utilizing cell-specific integrin receptors, Pliant has developed a platform to deliver drug payloads, including siRNAs, to selective tissue types. Current programs are focused on delivering siRNAs to skeletal muscle cells and other tissues. Preclinical proof-of-concept studies are currently ongoing. The Company believes this integrin-targeting drug-delivery platform has the potential for broad applicability across multiple disease areas utilizing a variety of drug payloads.

First Quarter 2026 Financial Results
•Research and development expenses were $13.6 million, as compared to $43.4 million for the prior-year quarter. The decrease was primarily due to completing close-out activities for BEACON-IPF, a Phase 2b/3 study of bexotegrast, in 2025 and reduced personnel-related expenses, including stock based compensation, driven by decreased headcount compared to prior year.
•General and administrative expenses were $8.2 million, as compared to $15.5 million for the prior-year quarter. The decrease was primarily due to personnel-related expenses, including stock-based compensation, driven by decreased headcount compared to prior year.
•Net loss was $20.0 million as compared to $56.2 million for the prior-year quarter. The decrease was primarily due to significantly lower operating expenses following the termination of bexotegrast development in IPF in 2025 and decreased personnel-related expenses, including stock-based compensation, driven by reduced headcount compared to prior year.
•As of March 31, 2026, the Company had cash, cash equivalents and short-term investments of $172.4 million which the Company expects to be sufficient to fund operations into the second half of 2028.

About Pliant Therapeutics, Inc.
Pliant Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery and development of integrin-based therapeutics. Pliant’s lead program is PLN-101095, a small molecule, dual-selective inhibitor of αvß8 and αvß1 integrins, that is being developed for the treatment of ICI-refractory advanced or metastatic solid tumors. PLN-101095 is being investigated in FORTIFY, a Phase 1b indication expansion trial, enrolling patients with NSCLC, tumors with high tumor mutational burden or clear cell renal cell carcinoma. Pliant’s preclinical research is focused on tissue-specific delivery and internalization of drug payloads utilizing integrin receptor-binding molecules with programs focused on delivering siRNAs to skeletal muscle cells, adipocytes, and renal cells.

For additional information, please visit: www.PliantRx.com. Follow Pliant on social media at X, LinkedIn and Facebook.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include express or implied statements regarding ongoing clinical trial development of PLN-101095, including timing of enrollment and data; the potential benefits of PLN-101095; and Pliant’s plans for the continued development of PLN-101095 among others, including its integrin-based drug delivery platform. Because such statements deal with future events and are based on Pliant’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Pliant could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including those related to the development and commercialization of Pliant’s product candidates, including any delays in Pliant’s ongoing or planned preclinical or clinical trials, the impact of current macroeconomic, geopolitical and marketplace conditions on Pliant’s business, operations, clinical supply and plans, Pliant’s reliance on single-source third parties located in foreign jurisdictions, including China, for critical aspects of Pliant development operations, the risks inherent in the drug development process, the risks regarding the accuracy of Pliant’s estimates of expenses and timing of development, its capital requirements and the sufficiency of its cash to support Pliant’s planned operations, and Pliant’s ability to obtain and maintain intellectual property protection for Pliant’s product candidates. These and additional risks are discussed in the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in Pliant’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, which Pliant is filing with the Securities and Exchange Commission (SEC) today, and which will be available on the SEC's website at www.sec.gov. Unless otherwise noted, Pliant is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Investor and Media Contact:
Christopher Keenan
Vice President, Investor Relations and Corporate Communications
Pliant Therapeutics, Inc.
ir@pliantrx.com

Pliant Therapeutics, Inc.
Condensed Statements of Operations
(Unaudited)
(In thousands, except number of shares and per share amounts)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$(13,584)	$(43,436)
General and administrative	(8,188)	(15,499)
Total operating expenses	(21,772)	(58,935)
Loss from operations	(21,772)	(58,935)
Interest and other income (expense), net	1,732	3,568
Interest expense	—	(799)
Net loss	$(20,040)	$(56,166)
Net loss per share - basic and diluted	$(0.32)	$(0.92)
Shares used in computing net loss per share - basic and diluted	61,803,467	61,222,676

Pliant Therapeutics, Inc.
Condensed Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$22,190	$45,445
Short-term investments	148,702	145,499
Prepaid expenses and other current assets	3,132	4,464
Property and equipment held for sale	906	1,040
Total current assets	174,930	196,448
Property and equipment, net	2,664	2,940
Operating lease right-of-use assets	23,131	23,966
Restricted cash	1,482	1,482
Other non-current assets	389	392
Total assets	$202,596	$225,228
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$362	$480
Accrued research and development	4,141	4,804
Accrued liabilities	4,143	9,634
Lease liabilities, current	1,713	1,447
Total current liabilities	10,359	16,365
Lease liabilities, non-current	27,071	27,658
Long-term debt	—	—
Total liabilities	37,430	44,023
Commitments and Contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	6	6
Additional paid-in capital	1,044,937	1,040,610
Accumulated deficit	(879,436)	(859,396)
Accumulated other comprehensive loss	(341)	(15)
Total stockholders’ equity	165,166	181,205
Total liabilities and stockholders’ equity	$202,596	$225,228